Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Robert J. Keogh, President & CEO
Phone:	757-523-2651

EARNINGS GROW 27% in 2003 AT HERITAGE BANKSHARES, INC;

FOURTH QUARTER EARNINGS GROW 32%

NORFOLK, VA – Heritage Bankshares, Inc. (HBKS.OB) today reported fourth quarter earnings of $472 thousand or $.55 per share (diluted), 32 and 28 percent increases, respectively, from $359 thousand or $.43 per share earned a year ago.

For the full year, the Company reported net income of $1.74 million or $2.05 per share (diluted), 27 and 24 percent increases, respectively, from $1.36 million or $1.65 per share reported in 2002.

During the year, the Company experienced record levels of demand in both residential and business loans, resulting in a 5 percent gain in net interest income. The provision for loan losses remained unchanged due to strong credit quality and a net recovery position for the year. Noninterest income increased 59 percent, driven by increases in mortgage banking, credit card and insurance revenues. Noninterest expenses increased 10 percent from a year ago due largely to revenue-based employee incentives and customer information processing enhancements.

Assets at year-end reached $144.97 million, a 13 percent increase over the $128.13 million reported last year. Net loans at $100.35 million grew 23 percent compared to a year ago when net loans totaled $81.47 million. Deposits grew to $124.75 million, a 12.77 percent increase over last year’s $110.62 million. Equity capital of $13.31 million comprised 9 percent of total assets.

Heritage Bankshares, Inc. is the parent company of Heritage Bank & Trust (heritagenorfolk.com). Heritage offers a full range of financial services to meet the needs of businesses and consumers, including insurance and investment products. The Bank has served the Hampton Roads area since 1977. In addition to five branch locations, ATM access, online banking and telephone banking are also available.

Safe Harbor Statement

This press release and certain information provided periodically in writing by the Company contains certain “forward-looking statements” as defined in the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include statements regarding intent, belief or current expectation of the Company, its directors and officers with respect to, among other things: the current and long-term value of the Company, and the company’s future performance. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statement.